Exhibit 10.18

PLEDGE AND SECURITY AGREEMENT

THIS PLEDGE AND SECURITY AGREEMENT (this “Agreement”) dated October 1, 2024, is by and between GRAND CANYON EDUCATION, INC., a Delaware corporation (“Pledgor”), and MIDFIRST BANK, a federally chartered savings association (“Lender”).

RECITALS:

A.GRAND CANYON UNIVERSITY, an Arizona nonprofit corporation (“Borrower”) and Lender entered into that certain Loan Agreement dated as of the date hereof (the “Loan Agreement”) pursuant to which the Lender has made a term loan to Borrower in the principal amount of TWO HUNDRED FIFTY MILLION AND NO/100 DOLLARS ($250,000,000.00) (the “Loan”) upon the terms and conditions set forth in the Loan Agreement.  All capitalized terms used in this Agreement and not otherwise defined have the meanings given to such terms in the Loan Agreement.
B.The Loan is evidenced by that (i) certain $150,000,000.00 Promissory Note A (“Note A”), dated of even date herewith, made by Borrower in favor of Lender and (ii) certain $100,000,000.00 Promissory Note B, dated of even date herewith, made by Borrower in favor of Lender (“Note B” and individually and/or collectively, as the context requires, with Note A, the “Note”).
C.Lender and Pledgor now desire to enter into this Agreement to grant to Lender a first priority lien and security interest in and to, and a right of set-off with respect to, the Deposit Account (as hereinafter defined) to secure Borrower’s obligations under the Loan Documents.

NOW, THEREFORE, Pledgor and Lender hereby agree as follows:

1.Establishment of Controlled Account and Unrestricted Account.
(a)Establishment.  Pledgor and Lender agree that substantially concurrently herewith, that certain deposit account number 2521005818 in the name of Pledgor with a minimum balance of One Hundred Million and No/100 Dollars ($100,000,000.00) (the “Deposit Account”) is established and shall be maintained with Lender.
(b)Control; Disbursements.  Lender has sole control of the Deposit Account until the termination of this Agreement.  Thereafter, Pledgor shall have sole control of the Deposit Account.
(c)Unrestricted Account.  Pledgor and Lender agree that substantially concurrently herewith, that certain deposit account number 2529937052 in the name of Pledgor (the “Unrestricted Account”) is established and shall be maintained with Lender.  Upon the monthly posting of interest earned on the Deposit Account and so long as no

Event of Default shall have occurred and be continuing, Lender shall sweep the interest earned on the Deposit Account to the Unrestricted Account.  Pledgor shall have sole control of the Unrestricted Account.
2.Grant of Security Interest.
(a)As collateral security for the prompt and complete payment when due of all the Obligations under the Loan Documents, Pledgor has granted, bargained, sold, assigned, pledged, and set over and by these presents does hereby grant, bargain, sell, assign, pledge, transfer and set over unto the Lender for the benefit of Lender and its successors and assigns, a security interest in and to, all of Pledgor’s right, title and interest in and to the Deposit Account (including cash now or hereafter held by the Lender or deposited in the Deposit Account), together with all rights and proceeds respecting Deposit Account (collectively, the “Collateral”).  Pledgor does hereby grant control of the Deposit Account to Lender in accordance with the Arizona Uniform Commercial Code.  If requested by Lender, Pledgor authorizes Lender prepare and file one or more UCC financing statements for filing by Lender with the Delaware Secretary of State (the jurisdiction of Pledgor’s formation), or such other governmental offices as Lender may deem necessary to perfect its security interests hereunder and Pledgor agrees to execute and deliver one or more control agreements or other documents requested by Lender.  Pledgor authorizes Lender to enter into any agreement or other instruments as Lender deems necessary to effect control over the Deposit Account and all amounts on deposit therein.  Notwithstanding anything to the contrary in this Agreement, the assignment of Pledgor’s rights and interests in and to the Deposit Account and all amounts on deposit therein does not include Pledgor delegating or assigning to Lender any of its obligations under the Deposit Account and any agreement governing such Deposit Account between Lender, in its capacity as the administrator of the account, and Pledgor.
(b)To the extent that applicable law imposes duties on Lender to exercise remedies in a commercially reasonable manner, Pledgor acknowledges and agrees that it is not commercially unreasonable for Lender to (i) fail to incur expenses to prepare the Deposit Account for disposition, (ii) to fail to obtain governmental or third party consents for the disposition of the Deposit Account, (iii) to fail to remove liens or encumbrances on or any adverse claims against the Deposit Account, (iv) to disclaim disposition warranties, or (v) to the extent deemed appropriate by Lender, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Lender in the collection or disposition of any of the Deposit Account.  Pledgor acknowledges that the purpose of this Section 2(b) is to provide non-exhaustive indications of what actions or omissions by Lender would fulfill Lender’s duties under the Uniform Commercial Code or other law of the State of Arizona or any other relevant jurisdiction in Lender’s exercise of remedies against the Deposit Account and that other actions or omissions by Lender shall not be deemed to fail to fulfill such duties solely on account of not being indicated in this Section 2(b).  Without limitation upon the foregoing, nothing contained in this Section 2(b) shall be construed to grant any rights to Pledgor or to impose any duties on Lender that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section 2(b).

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(c)Pledgor represents and warrants to Lender as follows: (a) Pledgor’s exact legal name is as indicated in the introductory paragraph hereof and on the signature page hereof and (b) Pledgor is an organization of the type and is organized in the jurisdiction set forth in the introductory paragraph hereof.  Pledgor covenants with Lender as follows: (x) without providing at least 30 days prior written notice to Lender, Pledgor will not change its name, its place of business or, if more than one, chief executive office, or its mailing address or organizational identification number if it has one, (y) if Pledgor does not have an organizational identification number and later obtains one, Pledgor shall forthwith notify Lender of such organizational identification number, and (z) Pledgor will not change its type of organization, jurisdiction of organization or other legal structure.
3.Terms and Conditions.
(a)Administration by Lender of the Deposit Account.  The Deposit Account shall be held in the sole dominion and control of Lender and shall be administered, invested and managed by Lender in its reasonable discretion, and Pledgor shall have no rights or powers with respect to, or control over, the Deposit Account.
(b)Lender’s Rights.  Lender has, with respect to the amounts deposited by Pledgor into the Deposit Account, all rights and remedies of a secured party under Articles 8 and 9a of the Arizona Uniform Commercial Code and other applicable laws.  Pledgor does hereby grant Lender, control of the Deposit Account and any funds therein, as provided by the applicable Uniform Commercial Code.
(c)Set-Off.  In addition to any other rights and remedies of Lender, Lender is authorized at any time and from time to time, following the occurrence of an Event of Default, without prior notice to Pledgor (any such notice being waived by Pledgor to the fullest extent permitted by law) to setoff and apply any and all amounts in Deposit Account at any time held by Lender to or for the credit or the account of Pledgor against any and all obligations of Borrower under the Loan Documents, now or hereafter existing, irrespective of whether or not Lender shall have made demand under the Loan Agreement or any other Loan Document and although such amounts owed may be contingent or unmatured.  If Lender exercises such setoff right, it agrees promptly to notify Pledgor after any such setoff and application made by Lender and to provide a reasonable accounting of how such setoff was applied; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application.
(d)Lender’s Agreements Regarding Remedies.  Notwithstanding anything to the contrary in this Agreement, Lender agrees that, so long as the time for payment of the Indebtedness by Borrower has not been stayed, enjoined or prevented for any reason (including a stay or injunction resulting from the pendency against Borrower of a bankruptcy, insolvency, reorganization, dissolution or similar proceeding), Lender shall exhaust its rights and remedies under the Borrower Pledge Agreement prior to exercising its rights under this Agreement.
4.Termination and Disbursements from the Deposit Account.  Upon the earlier of (a) payment in full of all Indebtedness due and owing under Note B, or (b) Borrower’s pledge to Lender of $100,000,000.00 in cash collateral in substitution of the Collateral, Lender agrees to deliver and assign

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back to Pledgor all of Lender’s rights in and to the Deposit Account and all funds then contained therein.
5.Pledgor Waivers.
(a)Note and Notice Waivers.  Pledgor waives, to the full extent permitted by law, presentment, notice of dishonor, protest, notice of protest, notice of intent to accelerate, notice of acceleration, and all other notices or demands of any kind (including, without limitation, notice of the acceptance by Lender of this Agreement, notice of the existence, creation, non-payment, or non-performance of any or all Obligations, and notice of the acts or omissions of Lender, excepting only notices specifically provided for in this Agreement.
(b)Waiver of Acts and Omissions of Lender.  Pledgor waives any defense to enforcement of the Obligations or any liens and encumbrances granted by Pledgor based on acts and omissions of Lender.
(c)Waiver of Statute of Limitations.  To the full extent permitted by law, Pledgor waives any and all statutes of limitations as a defense to any or all Obligations.
(d)Waiver of Law and Equitable Principles Conflicting With This Agreement.  Pledgor waives any and all provisions of law and equitable principles that conflict with this Agreement.
6.Remedies.  Subject in each case to Section 3(d):
(a)General.  Notwithstanding any provision to the contrary herein or any of the other Loan Documents, upon the happening of any Event of Default under the Loan Agreement, Lender may exercise all rights and remedies available to it under the Uniform Commercial Code, hereunder or under any or all of the Loan Documents.
(b)Application of Funds.  From and after the occurrence and during the continuation of an Event of Default and without notice to or comment from Pledgor, Lender may apply such sums in the Deposit Account to Borrower’s Obligations under the Loan Documents in such order as Lender may determine, in its sole and absolute discretion.
(c)Set Off.  In addition to the foregoing contractual right to apply the funds held in the Deposit Account, if an Event of Default exists and is continuing, Lender is authorized at any time and from time to time during the continuance of the Event of Default, without prior notice to Pledgor (any such notice being waived by Pledgor to the fullest extent permitted by law) to set-off and apply any and all deposits or deposit accounts (general or special, time or demand, provisional or final) at any time held by Lender to or for the credit or the account of Pledgor against any and all obligations of Borrower under the Loan Documents, now or hereafter existing, irrespective of whether or not Lender shall have made demand under this Loan Agreement or any other Loan Document and although such amounts owed may be contingent or unmatured.

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7.Further Assurances.  Pledgor will, at any time and from time to time, execute and deliver such further documents, instruments and agreements and do such further acts as shall be required by law or be requested by Lender in its reasonable discretion to confirm, perfect, protect or further assure the interests of Lender hereunder, including but not limited to the perfection and maintenance of a first priority lien and security interest in the Deposit Account.
8.No Liability for Lawful Actions.  Neither Lender nor any of its officers, directors, employees, agents, advisers, attorneys-in-fact or affiliates shall be liable for any action lawfully taken or omitted to be taken by any of them under or in connection with, and in accordance with the terms of, this Agreement (except for gross negligence or willful misconduct).
9.Notices.  Any notice or communication required or permitted under this Agreement must be made in writing and sent by (a) personal delivery, (b) expedited delivery service with proof of delivery, or (c) United States Mail, postage prepaid, registered or certified mail, addressed as follows:
To Lender:	MidFirst Bank 3030 E. Camelback Road

Phoenix, Arizona 85016

Attention: Gary Naquin

With a copy to:	MidFirst Bank Legal Department 501 NW Grand Blvd. Oklahoma City, OK 73118
To Pledgor:	Grand Canyon Education, Inc.

2600 W. Camelback Road

Phoenix, Arizona 85017

Attention: Dan Bachus, Chief Financial Officer

With a copy to:	Grand Canyon Education, Inc.

2600 W. Camelback Road

Phoenix, Arizona 85017

Attention: Sarah Collins, General Counsel

or to such other address as Lender or Pledgor may designate in writing and deliver in accordance with this Section.  Any change of address will be effective on the 5th Business Day after notice is given pursuant to the terms of this Section.  Any notice or communication sent in accordance with this Section will be deemed to be given (i) at the time of personal delivery, or (ii) if sent by delivery service or mail, as of the date of the first attempted delivery at the address and in the manner provided in this Section.  Pledgor consents to Lender recording any telephone communications between Lender and Pledgor.

10.No Failure, etc.  No failure to exercise and no delay in exercising on the part of the Lender of any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any

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single or partial exercise of any right, power or privilege preclude any other or further exercise thereof, or the exercise of any other power or right.  The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law or at equity.
11.Waiver; Amendments.  None of the terms and provisions of this Agreement may be waived, altered, modified or amended except by an instrument in writing executed by the parties hereto.
12.Representations, Warranties and Covenants.
(a)Representations.  Pledgor hereby represents and warrants to Lender, effective upon the date hereof:
(i)No filing, recordation, registration or declaration with or notice to any person or entity is required in connection with the execution, delivery and performance of this Agreement by Pledgor or in order to preserve or perfect the first priority lien and charge intended to be created hereunder in the Deposit Account.
(ii)Except for the security interest granted to Lender pursuant to this Agreement, Pledgor is the sole owner of the Deposit Account, having good and marketable title thereto, free and clear of any and all mortgages, liens, security interests, encumbrances, claims or rights of others.
(iii)No security agreement, financing statement, control agreement, equivalent security or lien instrument or continuation statement covering all or any part of the Deposit Account exists or is on file or of record in any public office, except such as may have been given or filed by Pledgor in favor of Lender.
(b)Covenants.  Without the prior written consent of the Lender, Pledgor hereby covenants and agrees that it will not sell, assign, transfer, exchange or otherwise dispose of, or grant any option with respect to, the Deposit Account, nor will it create, incur or permit to exist any pledge, lien, mortgage, hypothecation, security interest, charge, option or any other encumbrance with respect to the Deposit Account or any interest therein, except for the security interest provided for by this Agreement.
(c)Defense of Title.  Pledgor hereby covenants and agrees that it will defend the right, title and security interest of Lender in and to the Deposit Account against the claims and demands of all persons whomsoever except to the extent the same arise out of the willful misconduct or gross negligence of Lender.
13.Expenses and Liabilities.  Pledgor shall pay all costs and out-of-pocket reasonable expenses of Lender in connection with the maintenance and operation of this Agreement made in accordance with the terms hereof.  Pledgor also agrees to pay all costs of Lender, including reasonable attorneys’ fees, incurred with respect to the enforcement of the rights of Lender hereunder.

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14.Governing Law. THE VALIDITY OF THIS AGREEMENT, THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF, AND THE RIGHTS OF THE PARTIES HERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR RELATED HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ARIZONA WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES.
15.Severability.  Any provision of this Agreement, which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
16.Successors and Assigns.  This Agreement and all obligations of Pledgor under this Agreement are binding upon the successors or assigns of Pledgor, and, together with the rights and remedies of Lender hereunder, inure to the benefit of Lender and their successors and assigns.
17.Indemnification.  Pledgor agrees to indemnify and hold harmless Lender, and its affiliates, officers, directors, employees, attorneys, and other agents from and against any and all claims, causes of action, and judgments, of any nature, arising under, or in connection with, this Agreement, the assignment of Pledgor’s rights in and to the Deposit Account, or any other claim made by any person or entity in connection with this Agreement unless said claim was caused by the gross negligence or intentional misconduct of Lender.
18.No Third Party Beneficiaries.  This Agreement is for the benefit of Lender and Pledgor only and is not intended to benefit any other third party.
19.NON-BORROWER PLEDGOR PROVISIONS.
(a)Rights of Lender.  With respect to the Loan, Pledgor authorizes Lender to perform any or all of the following acts at any time in its sole discretion, all without notice to or the consent or approval of Pledgor and without affecting Pledgor's obligations under this Agreement:
(i)Lender, with the consent and agreement of Borrower (if required), may, other than increasing the principal balance of the Note, alter the Loan, including renewing, compromising, extending or accelerating, or otherwise changing the time for payment of, or increasing or decreasing the rate of interest on, all or any part of the Loan.
(ii)Lender may take and hold security for the Loan, accept additional or substituted security therefor, and subordinate, exchange, enforce, waive, release, compromise, and sell or otherwise dispose of any such security.
(iii)Lender may apply any payments or recoveries from Borrower, of the Loan or any other source, and any proceeds of any security, to the Loan in such

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manner, order and priority as Lender may elect, whether or not those obligations are secured at the time of the application.
(iv)In addition to the Loan, Lender may extend other credit to Borrower, and may take and hold security for the credit so extended, all without affecting Pledgor's liability under this Agreement.
(b)Pledgor's Waivers.  Pledgor waives to the full extent permitted under applicable law:
(i)Any right it may have to require Lender to proceed against Borrower or any other person, proceed against or exhaust any security held from Borrower or any other person, or pursue any other remedy in Lender's power to pursue;
(ii)Any defense based on any claim that Pledgor's obligations exceed or are more burdensome than those of Borrower;
(iii)Any defense based on (i) any legal disability of Borrower or any other person, (ii) any release, discharge, modification, impairment, or limitation of the liability of Borrower or any other person to Lender from any cause, whether consented to by Lender or arising by operation of law or from any bankruptcy or other voluntary or involuntary proceeding, in or out of court, for the adjustment of debtor-creditor relationships ("Insolvency Proceeding"), and (iii) any rejection or disaffirmance of all or any part of the Loan, or any security therefor, in any such Insolvency Proceeding;
(iv)Any defense based on any action taken or omitted by Lender in any Insolvency Proceeding involving Borrower, including any election to have Lender's claim allowed as being secured, partially secured or unsecured, any extension of credit by Lender to Borrower in any Insolvency Proceeding, and the taking and holding by Lender of any security for any such extension of credit;
(v)All presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor, and of the existence, creation, or incurring of new or additional indebtedness, and demands and notices of every kind except as provide for herein;
(vi)Any defense based on or arising out of any defense that Borrower may have to the payment or performance of all or any part of the Loan;
(vii)Any defense based on the unenforceability or invalidity of any collateral assignment, security or guaranty with respect to the Loan, or the lack of perfection or continuing perfection or lack of priority of any lien which secures the Loan; and
(viii)Any suretyship defenses Pledgor has or would have under the laws of the State of Arizona or any other jurisdiction.

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(c)Waivers of Subrogation and Other Rights.
(i)Upon a default by Borrower, Lender in its sole discretion, subject to Section 3(d), without prior notice to or consent of Pledgor, may elect to (i) foreclose any Collateral that Lender may hold for the Loan, (ii) compromise or adjust all or any part of the Loan or make any other accommodation with Borrower or any Pledgor, or (iii) exercise any other remedy against Borrower or any security.  No such action by Lender shall release or limit the liability of Pledgor, who shall remain liable under this Agreement after the action, even if the effect of the action is to deprive Pledgor of any subrogation rights, rights of indemnity, or other rights to collect reimbursement from Borrower for any sums paid to Lender, whether contractual or arising by operation of law or otherwise.  Pledgor expressly agrees that under no circumstances shall it be deemed to have any right, title, interest, or claim in or to any property to be held by Lender or any third party after any foreclosure of any security for the Loan.
(ii)Regardless of whether Pledgor may have made any payments to Lender, until such time as the Loan is fully and completely paid, Pledgor waives (i) all rights of subrogation, all rights of indemnity, and any other rights to collect reimbursement from Borrower for any sums paid by Pledgor to Lender with respect to the Loan, whether contractual or arising by operation of law (including the United States Bankruptcy Code or any successor or similar statute) or otherwise, (ii) all rights to enforce any remedy that Pledgor may have against Borrower with respect to the Loan, and (iii) all rights to participate in any security now or later to be held by Lender for the Loan.
(d)Information Regarding Borrower and the Property.  Pledgor warrants and agrees that Pledgor has not relied, and will not rely, on any representations and warranties by Lender to Pledgor with respect to the creditworthiness of Borrower or the prospects of repayment of the Loan from sources other than the Collateral.  Before signing this Agreement, Pledgor will have investigated the financial condition and business operations of Borrower and such other matters as Pledgor may deem appropriate to assure itself of Borrower's ability to discharge its obligations under or with respect to the Loan.  Pledgor assumes full responsibility for such due diligence, as well as for keeping informed of all matters which may affect Borrower's ability to pay and perform its obligations to Lender.  Lender has no duty to disclose to Pledgor any information which Lender may have or receive about Borrower's financial condition or business operations or any other circumstances bearing on Borrower's ability to perform.  Pledgor and its counsel have reviewed the terms and conditions of the Loan Documents and consents to all provisions thereof.
(e)Subordination.  Any rights of Pledgor, whether now existing or later arising, to receive payment on account of any indebtedness (including interest) owed to it by Borrower or any subsequent owner of any of the Collateral, or to withdraw capital invested by it in Borrower (if applicable), or to receive distributions from Borrower (if applicable), shall at all times be subordinate as to lien and time of payment and in all other respects to

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the full and prior repayment to Lender of all Obligations; provided, however, that prior to the occurrence of an Event of Default, Pledgor may receive payments of such subordinated obligations in the ordinary course of business and in a manner that is consistent with past practices. For the avoidance of doubt, this Section 19(e) does not apply to any payments made by Borrower and received by Pledgor under and pursuant to that certain Master Services Agreement between Borrower and Pledgor, dated July 1, 2018 (as the same may be amended and/or amended and restated from time to time).
(f)Consideration.
(i)Pledgor acknowledges that it expects to benefit from Lender's entering into certain material transactions with respect to the Loan because of Pledgor's relationship to Borrower, and that it is executing this Agreement in consideration of such anticipated benefit.
(ii)Pledgor does not intend to defraud any of its creditors by execution and delivery of this Agreement.  Pledgor is not insolvent, and Pledgor shall not be rendered insolvent by virtue of such execution of this Agreement.  Pledgor has determined that, in its opinion, the fair market value of the benefits to be derived by it from such execution of this Agreement will equal or exceed the cost and expense that may be incurred by Pledgor under or in connection with this Agreement.
(g)Lawfulness and Reasonableness.  Pledgor warrants that all of the waivers in this Agreement are made with full knowledge of their significance, and of the fact that events giving rise to any defense or other benefit waived by Pledgor may destroy or impair rights which Pledgor would otherwise have against Lender, Borrower and other persons, or against collateral.  Pledgor agrees that (i) all such waivers are reasonable under the circumstances and (ii) if any such waiver is determined (by a court of competent jurisdiction) to be contrary to any law or public policy, the other waivers herein shall nonetheless remain in full force and effect.
(h)Limitation on Amount Obligated; Contribution by Other Persons.  Anything contained in this Agreement to the contrary notwithstanding, if any Fraudulent Transfer Law (as hereinafter defined) is determined by a court of competent jurisdiction to be applicable to the Loan of Pledgor under this Agreement, such obligations shall be limited to a maximum aggregate amount equal to the largest amount that would not render Pledgor's obligations under this Agreement subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any applicable provisions of comparable state law (collectively, the "Fraudulent Transfer Laws"), in each case after giving effect to all other liabilities of Pledgor, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws (specifically excluding, however, any liabilities of Pledgor in respect of intercompany indebtedness, if any, to Borrower or any affiliate of Borrower to the extent that such indebtedness would be discharged in an amount equal to the amount paid by Pledgor under this Agreement pursuant to which the liability of Pledgor under this Agreement is included in the liabilities taken into account in

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determining such maximum amount) and after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, reimbursement, indemnification, or contribution of Pledgor pursuant to applicable law or pursuant to the terms of any agreement.
(i)Enforceability.  Pledgor hereby acknowledges that (i) the obligations undertaken by Pledgor in the this Agreement are complex in nature, (ii) numerous possible defenses to the enforceability of these obligations may presently exist and/or may arise hereafter, (iii) as part of Lender's consideration for accepting this Agreement, Lender has specifically bargained for the waiver and relinquishment by Pledgor of all such defenses, and (iv) Pledgor has had the opportunity to seek and receive legal advice from skilled legal counsel in the area of financial transactions of the type contemplated herein.  Given all of the above, Pledgor hereby represents and confirms to Lender that Pledgor is fully informed regarding, and that Pledgor does thoroughly understand, (w) the nature of all such possible defenses, (x) the circumstances under which such defenses may arise, (y) the benefits which such defenses might confer upon Pledgor, and (z) the legal consequences to Pledgor of waiving such defenses.  Pledgor acknowledges that Pledgor enters into this Agreement with the intent that this Agreement and all of the informed waivers in this Agreement shall each and all be fully enforceable by Lender to the extent lawful, and that Lender is accepting this Agreement in material reliance upon the presumed full enforceability thereof.
(j)Severability.  If any part of this Agreement is unenforceable or invalid, then that part of the Agreement will be removed from the Agreement.  All remaining portions of the Agreement will remain enforceable and valid.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have executed or caused this instrument to be duly executed and delivered as of the date first above written.

PLEDGOR:

GRAND CANYON EDUCATION, INC., a Delaware corporation

By: /s/ Daniel E. Bachus

Name:  Daniel E. Bachus

Title: Chief Financial Officer

LENDER:

MIDFIRST BANK, a federally chartered savings association

By: /s/ Gary J. Naquin

Name: Gary J. Naquin

Title:  Senior Vice President

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